Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports Second Quarter 2021 Financial Results
Second Quarter 2021 Overview
•Consulting Fee Revenue (“CFR”) rose to $77.7 million from $75.8 million in the prior year period
•New contract awards increased 29.1% to $90.4 million from $70.0 million in the prior year period, resulting in a book-to-burn ratio of 116.4%
•Backlog increased to $672.3 million at June 30, 2021, up from December 31, 2020
•Net loss narrowed to $(0.5) million, or $(0.01) per diluted share, compared to net loss of $(2.0) million, or $(0.03) per diluted share in the prior year period
•Adjusted EBITDA (a non-GAAP measure) was $3.8 million, compared to Adjusted EBITDA of $5.3 million in the prior year period
•Reiterates CFR and Adjusted EBITDA guidance for 2021

PHILADELPHIA, PA - August 9, 2021 - Hill International, Inc. (NYSE:HIL) ("Hill" or the "Company"), delivering the infrastructure of change, announced today its financial results for the second quarter ended June 30, 2021 (“Q2 2021”).

"Our results for Q2 2021 included higher CFR, Adjusted EBITDA of $3.8 million, an improved cash position, and increased backlog compared to December 31, 2020,” said Hill Chief Executive Officer Raouf Ghali. “We reported another strong bookings quarter with new awards totaling $90.4 million in Q2 2021; for the first half of 2021, new awards totaled $181.9 million resulting in a year to date book-to-burn ratio of 121% with the highest 12-month backlog in 2 years. We are pursuing several potentially significant growth opportunities, especially in the United States and Europe where procurement activity – infrastructure related and beyond - is robust. In addition, we continue to monitor the progress of the $1 trillion bipartisan infrastructure investment bill which could, if enacted, offer significant project capture opportunities for Hill."

“Our Adjusted EBITDA performance was driven by higher CFR compared to last year’s second quarter, offset by increased payroll expenses and less favorable reserve experience during the current quarter. We expect CFR to accelerate over the second half of the year, while payroll costs moderate as accumulated paid time off declines. We also expect additional recoveries of reserved accounts. We believe these items, primarily increased CFR, will drive significantly higher second half results and enable us to achieve our CFR and Adjusted EBITDA guidance. Also, as anticipated, our cash position at June 30, 2021 increased from March 31, and we generated positive free cash flow,” said Todd Weintraub, Hill’s Chief Financial Officer. “We continue to forecast significant improvements in each of these metrics in the second half of 2021. We believe that unrestricted cash at year end will exceed the $34.2 million reported at December 31, 2020 and expect to be free cash flow positive for the full year.”

Q2 2021 Financial Results Overview

Hill's consulting fee revenue ("CFR") rose to $77.7 million in Q2 2021, from $75.8 million in the second quarter of 2020 as activity continues to return to pre-COVID levels. The Company expects CFR to increase from this level each quarter during the remainder of 2021 as Hill returns to full staffing on certain existing projects and mobilizes staffing on newly awarded projects.

Gross profit in Q2 2021 increased $1.9 million to $31.3 million, or 40.3% of CFR, from $29.4 million, or 38.8% of CFR, in Q2 2020, driven by higher CFR and improved contract profit margins.

Selling, general, and administrative ("SG&A") expenses in Q2 2021 were $27.1 million, or 34.9% of CFR, compared to $26.9 million, or 35.5% of CFR, in Q2 2020. SG&A as percentage of gross profit declined from 91.3% in Q2 2020 to 86.6% in Q2 2021. The dollar increase was primarily due to higher labor costs as business activity returns to normal levels and the reinstatement of the company 401(k) match and increased travel costs due to the lifting of COVID-19 stay-at-home orders that were in place during the period in 2020. These increases were partially offset by an increase in bad debt recoveries associated with the receipt of payments against previously reserved receivables, primarily on a Libya-based project.

Operating profit for Q2 2021 decreased to $2.9 million from an operating profit of $3.3 million in Q2 2020, as increased gross profit from higher CFR was offset by an increase in foreign currency exchange losses when compared to Q2 2020, resulting from the partial collection in foreign currency of a Libyan-based account receivable, and higher SG&A as discussed above. Adjusted operating income, a non-GAAP measure (see definition and reconciliation in the table below) was $3.3 million in Q2 2021, compared to $4.8 million in Q2 2020.

Net loss attributable to Hill in Q2 2021 was $(0.5) million, or $(0.01) per diluted share, compared to net loss attributable to Hill of $(2.0) million, or $(0.03) per diluted share, in Q2 2020. Adjusted net loss, a non-GAAP measure (see definition and reconciliation in the table below), was $(0.1) million in Q2 2021, compared to adjusted net income of $3.6 million in Q2 2020.

Adjusted EBITDA, a non-GAAP measure (see definition and reconciliation in the table below) was $3.8 million in Q2 2021, compared to adjusted EBITDA of $5.3 million in Q2 2020. This decline was due primarily to an increase in gross profit from higher CFR, offset by increased bad debt expense (excluding a bad debt benefit in 2021 related to the partial collection of a fully reserved Libyan-based account receivable), an increase in labor costs as business activity returns to normal levels, the reinstatement of the Company 401(k) match, the partial resumption of business travel and decreased equity income.

For Q2 2020, the Company's results included a non-recurring, non-cash loss of $4.1 million related to the previously announced shutdown of Hill’s operations in Brazil.

Financial Condition and Backlog

Net cash provided by operating activities in Q2 2021 was $3.6 million compared to net cash provided by operating activities of $6.4 million in Q2 2020. Free cash flow, a non-GAAP measure (see definition below) for Q2 2021 was $3.3 million, which represents net cash provided by operating activities, less $0.2 million in purchases of property and equipment during the quarter. Free cash flow during Q2 2020 was $6.2 million, which represents net cash provided by operating activities, less $0.2 million in property and equipment purchased during the quarter.

Unrestricted cash at June 30, 2021 was $21.0 million compared to unrestricted cash of $18.9 million at March 31, 2021 and $34.2 million at December 31, 2020, due primarily to seasonality and the timing of certain collections. The Company had approximately $7.3 million in available and undrawn credit facilities at June 30, 2021, compared to $8.4 million at March 31, 2021 and $11.7 million at December 31, 2020. The Company's total liquidity was $28.3 million at June 30, 2021, compared to $27.3 million at March 31, 2021 and $45.9 million at December 31, 2020.

Backlog (which is a non-GAAP measure; see definition below) improved to $672.3 million at June 30, 2021 from $666.7 million at December 31, 2020, primarily due to contract extensions in Africa and the Americas and backlog associated with a small acquisition that Hill consummated on June 30, 2021.

2021 Financial Guidance

Hill is reiterating its guidance for 2021.

CFR for 2021 is expected to range between $320 - $330 million, representing an increase of between 8% - 11% from 2020. This increase is expected to consist of both new awards and extensions of existing contracts.

Adjusted EBITDA (a non-GAAP measure) for 2021 is expected to range between $20 and $22 million, up from Adjusted EBITDA of $19.0 million for 2020 and representing growth of 5% - 16%.

Non-GAAP Measures

The following measures below are not measures of financial performance under U.S. generally accepted accounting principles ("GAAP") and should be considered in addition to and not as a substitute for, or superior to, the related measure of performance prepared in accordance with GAAP.

Backlog

Backlog represents the Company's estimate of the amount of uncompleted projects under contract and awards in-hand that are expected to be recognized as CFR in future periods as a component of total revenue. Hill's backlog is based upon the binding nature of the underlying contract, commitment or letter of intent, and other factors, including the economic, financial and regulatory viability of the project and the likelihood of the contract being extended, renewed or canceled. Although backlog reflects business that the Company considers to be firm, cancellations or scope adjustments may occur. It is an important indicator of future performance and is used by the Company in planning Hill's operational needs. Backlog is not a measure defined in GAAP and the Company's methodology for determining backlog may not be comparable to the methodology used by other companies in determining their backlog.

Adjusted Operating Profit (Loss)

Adjusted operating profit (loss) is operating profit (loss), adjusted to exclude non-recurring items and non-cash items including unrealized foreign currency exchange losses (gains), share-based compensation and the write-off of leasehold improvements previously included in property and equipment on the Company's consolidated balance sheets. The Company believes that adjusted operating profit (loss) is useful to investors and other external users of Hill's financial statements as a measure of a company's core ongoing operations, without regard to generally non-recurring items and non-cash activity.

Adjusted Net Income (Loss) Attributable to Hill

Adjusted net income (loss) attributable to Hill is net income (loss) attributable to Hill, adjusted to exclude non-recurring and non-cash items including unrealized foreign currency exchange losses (gains), share-based compensation and the write-off of leasehold improvements previously included in property and equipment on the Company's consolidated balance sheets. The Company believes that adjusted net income (loss) attributable to Hill is useful to investors and other external users of Hill's financial statements as a measure of a company's operating performance, without regard to generally non-recurring items and non-cash activity.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), in addition to operating profit, net income, and other GAAP measures, is a useful indicator of Hill's financial and operating performance. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. The Company believes that EBITDA is useful to investors and other external users of Hill's financial statements in evaluating its operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Adjusted EBITDA is EBITDA, adjusted to exclude the impact of certain items, including non-recurring, one-time costs (as presented in the table below) and non-cash items such as unrealized foreign currency exchange losses (benefit) and share-based compensation expense. The Company believes that adjusted EBITDA helps its investors and other external users of Hill’s financial statements understanding of a company’s operating performance, without regard to non-recurring and other non-cash activity.

The Company does not provide a reconciliation of its 2021 financial guidance for such non-GAAP measure to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for non-recurring, one-time costs and other charges reflected in its reconciliation of historic numbers.

Free Cash Flow

Free cash flow, a non-GAAP measure, includes net cash provided by (used in) continuing operations, less purchases of property and equipment. Free cash flow is a useful indicator that provides additional perspective on Hill's ability to generate cash that is available to the Company for taxes and other corporate purposes. Investors should recognize that free cash flow might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call

Management will host a conference call on Tuesday, August 10, 2021 at 9:00 am ET to discuss the results and business activities. Interested parties may participate in the call by dialing:

• (877) 407-9753 (Domestic) or
• (201) 493-6739 (International)

The call will also be accessible on the “Investor Relations” section of Hill’s website at www.hillintl.com. Click on “Financial Information” and then “Conferences and Calls”.

About Hill International

Hill International, with more than 2,900 professionals in 72 offices worldwide, provides program management, project management, construction management, facilities management, and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as one of the largest construction management firms in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward Looking Statements

Certain statements contained herein may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any statements of belief or intent, any statements concerning our plans, strategies, and objectives for future operations are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates, and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue, infrastructure legislation may not be implemented, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.	The Equity Group Inc.

Elizabeth J. Zipf, LEED AP BD+C	Devin Sullivan
Senior Vice President Hill International, Inc	Senior Vice President
One Commerce Square	(212) 836-9608
2005 Market Street, 17th Floor	dsullivan@equityny.com
Philadelphia, PA 19103
(215) 309-7707	Lena Cati
elizabethzipf@hillintl.com	Vice President
(212) 836-9611
lcati@equityny.com
### #### ###

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2021	December 31, 2020
Assets	(Unaudited)
Cash and cash equivalents	$20,978	$34,229
Cash - restricted	4,644	3,752
Accounts receivable, net	106,594	98,186
Current portion of retainage receivable	12,080	11,775
Accounts receivable - affiliates	33,522	23,285
Prepaid expenses and other current assets	14,732	9,378
Income tax receivable	1,077	2,298
Total current assets	193,627	182,903
Property and equipment, net	9,248	9,443
Cash - restricted, net of current portion	3,077	3,432
Operating lease right-of-use assets	18,812	13,116
Financing lease right-of-use assets	405	288
Retainage receivable	6,459	6,044
Acquired intangibles, net	2,780	2,253
Goodwill	45,629	46,397
Investments	3,104	2,805
Deferred income tax assets	3,672	3,698
Other assets	2,081	1,620
Total assets	$288,894	$271,999
Liabilities and Stockholders’ Equity
Current maturities of notes payable and long-term debt	$23,817	$987
Accounts payable and accrued expenses	71,335	67,797
Income taxes payable	1,827	2,219
Current portion of deferred revenue	3,180	3,305
Current portion of operating lease liabilities	5,163	4,797
Current portion of financing lease liabilities	121	70
Other current liabilities	10,906	5,796
Total current liabilities	116,349	84,971
Notes payable and long-term debt, net of current maturities	29,602	48,294
Retainage payable	277	600
Deferred income taxes	1,316	1,210
Deferred revenue	7,798	7,488
Non-current operating lease liabilities	19,329	13,184
Non-current financing lease liabilities	291	186
Other liabilities	7,711	6,778
Total liabilities	182,673	162,711
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 shares authorized, 63,234 shares and 62,920 shares issued at June 30, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	216,476	215,010
Accumulated deficit	(82,726)	(79,542)
Accumulated other comprehensive income	1,021	1,318
Less treasury stock of 6,807 at June 30, 2021 and December 31, 2020	(29,056)	(29,056)
Hill International, Inc. share of equity	105,721	107,736
Noncontrolling interests	500	1,552
Total equity	106,221	109,288
Total liabilities and stockholders’ equity	$288,894	$271,999

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Consulting fee revenue	$77,688	$75,760	$150,097	$152,910
Reimbursable expenses	23,858	18,689	38,535	34,847
Total revenue	$101,546	$94,449	$188,632	$187,757
Direct expenses	70,263	65,032	130,118	130,080
Gross profit	31,283	29,417	58,514	57,677
Selling, general and administrative expenses	27,098	26,857	54,784	54,955
Foreign currency exchange loss	1,953	265	2,240	4,316
Plus: Share of profit of equity method affiliates	665	1,014	1,253	1,038
Operating profit (loss)	$2,897	$3,309	$2,743	$(556)
Less: Interest and related financing fees, net	1,504	1,296	2,851	2,595
Less: Other loss, net	2	3,847	—	3,502
Earnings (loss) before income taxes	$1,391	$(1,834)	$(108)	$(6,653)
Income tax expense	1,793	102	2,869	1,705
Net loss	$(402)	$(1,936)	$(2,977)	$(8,358)
Less: net earnings - noncontrolling interests	91	18	207	177
Net loss attributable to Hill International, Inc.	$(493)	$(1,954)	$(3,184)	$(8,535)

Basic loss per common share - Hill International, Inc.	$(0.01)	$(0.03)	$(0.06)	$(0.15)
Basic weighted average common shares outstanding	57,079	56,409	57,029	56,476

Diluted loss per common share - Hill International, Inc.	$(0.01)	$(0.03)	$(0.06)	$(0.15)
Diluted weighted average common shares outstanding	57,079	56,409	57,029	56,476

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net loss	(402)	(1,936)	(2,977)	(8,358)
Adjustments to reconcile net loss to net cash provided by (used in):
Depreciation and amortization	595	251	1,289	2,675
Recovery of bad debts	(2,226)	(531)	(2,457)	(1,010)
Amortization of deferred loan fees	174	173	394	348
Deferred tax expense	(27)	184	143	674
Share-based compensation	922	802	1,371	1,201
Operating lease right-of-use assets	1,525	381	2,844	1,956
Loss on liquidation of subsidiary	—	4,064	—	4,064
Foreign currency remeasurement losses	1,953	(986)	2,240	3,390
Changes in operating assets and liabilities:
Accounts receivable	2,740	2,579	(7,095)	(1,624)
Accounts receivable - affiliate	(7,635)	1,681	(10,237)	(4,462)
Prepaid expenses and other current assets	(3,388)	(977)	(5,160)	(3,585)
Income taxes receivable	(462)	350	1,189	305
Retainage receivable	(622)	1,010	(419)	255
Other assets	204	(2,577)	(2,142)	(1,346)
Accounts payable and accrued expenses	7,956	2,837	4,037	4,801
Income taxes payable	(422)	(1,681)	(376)	(1,250)
Deferred revenue	(723)	(1,522)	472	(4,516)
Operating lease liabilities	(924)	(843)	(1,987)	(2,166)
Other current liabilities	3,210	2,966	5,124	3,662
Retainage payable	208	436	(322)	465
Other liabilities	911	(283)	910	(33)
Net cash provided by (used in) operating activities	3,567	6,378	(13,159)	(4,554)
Cash flows from investing activities:
Purchase of NEYO Group	(683)	—	(683)	—
Purchase of property and equipment	(275)	(139)	(1,087)	(972)
Net cash used in investing activities	(958)	(139)	(1,770)	(972)
Cash flows from financing activities:
Proceeds from term loans	—	1,265	—	1,265
Repayment of term loans	(265)	(217)	(522)	(434)
Proceeds from revolving loans	10,568	9,404	15,973	28,196
Repayment of revolving loans	(9,449)	(8,332)	(11,226)	(16,168)
Proceeds from stock issued under employee stock purchase plan	84	151	95	201
Net cash provided by financing activities	938	2,271	4,320	13,060
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,564)	(333)	(2,105)	(846)
Deconsolidated cash	—	9	—	9
Net decrease in cash, cash equivalents and restricted cash	1,983	8,168	(12,714)	6,679
Cash, cash equivalents and restricted cash — beginning of period			41,413	24,982
Cash, cash equivalents and restricted cash — end of period			$28,699	$31,661

	Six Months Ended June 30,
Supplemental disclosures of cash flow information:	2021	2020
Interest and related financing fees paid	$2,289	$2,141
Income taxes paid	1,649	1,425
Transfer of proceeds from shares pledged as collateral to treasury stock	—	825
Cash paid for amounts included in the measurement of lease liabilities	3,148	3,831
Right-of-use assets obtained in exchange for operating lease liabilities	8,698	347
Right-of-use assets obtained in exchange for finance lease liabilities	205	96

HILL INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(In thousands)

The following table includes a reconciliation of these non-GAAP measures to its most directly comparable GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Operating profit (loss)	$2,897	$3,309	$2,743	$(556)
Adjustments to operating profit (loss)
Share-based compensation	922	802	1,371	1,201
Unrealized foreign currency exchange (benefit) loss	(29)	56	(101)	4,159
Write-off of leasehold improvement (1)	—	—	—	1,582
Non-recurring activity (2)	(474)	636	(474)	636
Adjusted operating profit	$3,316	$4,803	$3,539	$7,022

Net loss	(402)	(1,936)	(2,977)	(8,358)
Less: net earnings - noncontrolling interests	91	18	207	177
Net loss attributable to Hill International, Inc.	$(493)	$(1,954)	$(3,184)	$(8,535)
Adjustments to net loss attributable to Hill International, Inc.
Less: Interest and related financing fees, net	1,504	1,296	2,851	2,595
Income tax expense	1,793	102	2,869	1,705
Depreciation and amortization expense (1)	595	251	1,289	2,675
EBITDA	3,399	(305)	3,825	(1,560)
Adjustments to EBITDA:
Share-based compensation	922	802	1,371	1,201
Unrealized foreign currency exchange (benefit) loss	(29)	56	(101)	4,159
Brazil Office Closure	—	4,064	—	4,064
Non-recurring activity (2)	(474)	636	(474)	636
Adjusted EBITDA	$3,818	$5,253	$4,621	$8,500

Net loss attributable to Hill International, Inc.	$(493)	$(1,954)	$(3,184)	$(8,535)
Adjustments to net loss attributable to Hill International, Inc.
Share-based compensation	922	802	1,371	1,201
Unrealized foreign currency exchange (benefit) loss	(29)	56	(101)	4,159
Write-off of leasehold improvement (1)	—	—	—	1,582
Brazil Office Closure	—	4,064	—	4,064
Non-recurring activity (2)	(474)	636	(474)	636
Adjusted net income (loss)	$(74)	$3,604	$(2,388)	$3,107

(1) The write-off of leasehold improvements that was incurred during the quarter ended March 31, 2020 as a result of the sublease of the Company's corporate headquarters as part of its cost reduction initiatives was included in depreciation and amortization expense and is reflected in SG&A in the Company's consolidated statements of operations.

(2) Non-recurring activity includes the settlement of Hill's employer tax liability under its former subsidiary recognized during Q2 2020, which is reflected in SG&A within the Company's consolidated statements of operations and the partial collection of a fully reserved receivable in Libya,.

(HIL-G)